Exhibit 3.1

NORTHERN OIL AND GAS, INC.

AMENDED AND RESTATED BYLAWS

As Adopted and Effective
on January 19, 2023

TABLE OF CONTENTS

STOCKHOLDERS MEETINGS	1
1. Time and Place of Meetings	1
2. Annual Meetings	1
3. Special Meetings	1
4. Recesses, Adjournments and Postponements	1
5. Notice of Meetings	1
6. Inspectors	1
7. Voting; Rights	1
8. Proxies	2
9. Quorum	2
10. Acts of Stockholders	2
11. Advance Notice Requirements	2
12. Business and Conduct of Meetings	12
DIRECTORS	13
13. Board of Directors, Number and Term	13
14. Term of Office	13
15. Newly Created Directorships and Vacancies	13
16. Removal Of Directors	13
17. Place of Meetings	13
18. Regular Meetings	13
19. Special Meetings	14
20. Quorum	14
21. Previously Scheduled Meetings	14
22. Acts of the Board of Directors	14
23. Participation by Remote Communications	14
24. Absent Directors	14
25. Action without a Meeting	14
26. Committees	14
27. Compensation	15
28. Chairperson of the Board of Directors	15
OFFICERS	15
29. Number and Designation	15
30. Chief Executive Officer	16
31. Chief Financial Officer	16
32. President	16
33. Vice Presidents	16
34. Secretary	16
35. Treasurer	16
36. Authority and Duties	16
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37. Term	17
38. Salaries	17
39. Voting Securities Owned by the Corporation	17
STOCK	17
40. Certificates	17
41. Declaration of Dividends and other Distributions	18
42. Transfer	18
43. Record Date	18
44. Lost, Stolen or Destroyed Certificates	18
GENERAL	18
45. Execution of Instruments	18
46. Advances	18
47. Corporate Seal	19
48. Fiscal Year	19
49. Amendments	19
50. Reliance upon Books, Reports and Records	19
51. Notices	19
52. Certain Defined Terms	20

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STOCKHOLDERS MEETINGS
1.    Time and Place of Meetings. Each meeting of the stockholders shall be held at the principal executive office of Northern Oil and Gas, Inc. (the “Corporation”) or at such other place, within or without the state of Delaware, as may be designated by the Board of Directors (the “Board of Directors”) of the Corporation or the Chief Executive Officer. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place at a physical place, but may instead be held, in whole or in part, by means of remote communication. Participation by remote communications constitutes presence at the meeting.
2.    Annual Meetings. Regular meetings of the stockholders may be held on an annual or other less frequent basis as determined by the Board of Directors. At each regular meeting, stockholders shall elect directors of the Corporation and may transact such other business as may properly be brought before the meeting.
3.    Special Meetings. Subject to any special rights of the holders of any series of Preferred Stock, par value $0.001 per share (“Preferred Stock”), and to the requirements of applicable law, special meetings of the stockholders of the Corporation shall be called exclusively at the direction of the Board of Directors pursuant to a written resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies and shall not be called by the stockholders. Any business transaction at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.
4.    Recesses, Adjournments and Postponements. A meeting of stockholders may be recessed or adjourned from time to time by the presiding officer of the meeting. Upon any recessed or adjourned meeting being reconvened, any business may be transacted which properly could have been transacted in the absence of such recess or adjournment. Any previously scheduled meeting of the stockholders may be postponed or cancelled by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of stockholders.
5.    Notice of Meetings. Unless otherwise required by law, written notice of each meeting of the stockholders, stating the date, time and place and, in the case of a special meeting, the purpose or purposes, shall be given at least 10 days and not more than 60 days before the meeting to every holder of shares entitled to vote at such meeting except as otherwise permitted by law. Notice may be given in a form permitted by Bylaw 50 or by the General Corporation Law of the State of Delaware, as amended (the “DGCL”). Notice to a stockholder is also effectively given if the notice is addressed to the stockholder or a group of stockholders in a manner permitted by the rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), so long as the Corporation has first received the written or implied consent required by those rules and regulations.
6.    Inspectors. The Board of Directors will, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer of the meeting will appoint one or more inspectors to act at the meeting.
7.    Voting; Rights.
(a)    Except as may otherwise be provided in the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), a stockholder shall have one vote for each share held which is entitled to vote. Except as otherwise required by law, a holder of shares entitled to vote may vote any portion of the shares in any way the stockholder chooses. If a stockholder votes without designating the proportion or number of shares voted in a particular way, the stockholder is deemed to have voted all of the shares in that way.

(b)    The Board of Directors (or an officer of the Corporation, if authorized by the Board of Directors) may fix a date not more than 60 days nor less than ten days before the date of a meeting of stockholders as the date for the determination of the holders of shares entitled to notice of and entitled to vote at the meeting. When a date is so fixed, only stockholders on that date are entitled to notice of and permitted to vote at that meeting of stockholders.

8.    Proxies. A stockholder may cast or authorize the casting of a vote by (a) filing a written appointment of a proxy, signed by the stockholder, with an officer of the Corporation at or before the meeting at which the appointment is to be effective, or (b) by telephonic transmission or authenticated electronic communication, whether or not accompanied by written instructions of the stockholder, of an appointment of a proxy with the Corporation or the Corporation’s duly authorized agent at or before the meeting at which the appointment is to be effective. The telephonic transmission or authenticated electronic communication must set forth or be submitted with information from which it can be determined that the appointment was authorized by the stockholder. Any copy, facsimile telecommunication, or other reproduction of the original of either the writing or transmission may be used in lieu of the original, provided that it is a complete and legible reproduction of the entire original.
9.    Quorum. The holders of a majority of the voting power of the shares entitled to vote at a stockholders meeting are a quorum for the transaction of business. If a quorum is present when a duly called or held meeting is convened, the stockholders present may continue to transact business until adjournment, even though the withdrawal of a number of the stockholders originally present leaves less than the proportion or number otherwise required for a quorum.
10.    Acts of Stockholders

(a)    When a quorum is present at any meeting of stockholders, the affirmative vote of a majority of the votes properly cast on the matter (excluding any abstentions or broker non- votes) will be the act of the stockholders with respect to all matters other than the election of directors, or as otherwise provided in these Bylaws of the Corporation (these “Bylaws”), the Certificate of Incorporation or by law.

(b)    A stockholder voting by proxy authorized to vote on less than all items of business considered at the meeting shall be considered to be present and entitled to vote only with respect to those items of business for which the proxy has authority to vote. A proxy who is given authority by a stockholder who abstains with respect to an item of business shall be considered to have authority to vote on that item of business.

11.    Advance Notice Requirements.
(a)    Annual Meetings of Stockholders.

(i)    Nominations of persons for election to the Board of Directors and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only: (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto); (B)

by or at the direction of the Board of Directors or any duly authorized committee of the Board of Directors; or (C) by any stockholder of the Corporation who is entitled to vote at the meeting, who complied with the notice procedures set forth in paragraphs (a)(ii) and (a)(iii) of this Bylaw 11 and who was a stockholder of record at the time such notice is delivered to the Secretary, at the time of the record date of the annual meeting and at the time of the annual meeting.

(ii)    For nominations or other business to be properly brought before an annual meeting by a stockholder of record pursuant to clause (C) of paragraph (a)(i) of this Bylaw 11, the stockholder of record bringing the notice (the “Noticing Stockholder”) must have delivered timely notice thereof in proper written form to the Secretary at the principal executive offices of the Corporation, and any such proposed business other than nominations of persons for election to the Board of Directors must constitute a proper matter for stockholder action or must be otherwise appropriate for stockholder action under the provisions of the laws of the State of Delaware. To be timely, the Noticing Stockholder’s notice must be delivered to the Secretary at the principal executive office of the Corporation not later than the Close of Business on the 90th day, nor earlier than the Close of Business on the 120th day, prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders; provided, however, that if the date of the meeting is advanced or delayed by more than 30 days before or 60 days after such anniversary date, such notice shall be delivered to the Secretary at the principal executive office of the Corporation not earlier than the Close of Business on the 120th day prior to such annual meeting and not later than the Close of Business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which the public announcement (as defined below) of the date of such meeting is first made by the Corporation. An adjournment, recess or postponement of an annual meeting (or the public announcement of an adjournment, recess or postponement thereof) shall not commence a new time period (or extend any time period) for the giving of a Noticing Stockholder’s notice. For the avoidance of doubt, a Noticing Stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these Bylaws. Notwithstanding anything in this paragraph (a)(ii) of this Bylaw 11 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Corporation naming all of the nominees for director proposed by the Board of Directors or specifying the size of the increased Board of Directors at least ten days prior to the last day a Noticing Stockholder may deliver a notice of nominations in accordance with the second sentence of this paragraph (a)(ii) of this Bylaw 11, a Noticing Stockholder’s notice required by this Bylaw 11(a) shall also be considered timely, but only with respect to proposed nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive office of the Corporation not later than the Close of Business on the tenth day following the day on which a public announcement of such increase in the number of directors to be elected is first made by the Corporation.

(iii)    Information in Notice. To be in proper written form, such Noticing Stockholder’s notice to the Secretary given pursuant to this Bylaw 11(a) also shall set forth:

(A)    As to each person whom the Noticing Stockholder proposes to nominate for election or re-election as a director: (1) the name, age and address (business and residential) of such person, (2) a complete biography and statement of such person’s qualifications, including the principal occupation or employment of such person (at present and for the past five years), (3) the Specified Information (as defined below) for such person and any member of the immediate family of such person, or any Affiliate or Associate (as such terms are defined below) of such person, or any person acting in concert therewith, (4) (I) a complete and accurate description of all agreements, arrangements and understandings (whether written or oral, and including promises) between each Holder and any Stockholder Associated Person (as such terms are defined below), on the one hand, and such person, on the other hand, including, without limitation, (x) to consult or advise on any investment or potential investment in a publicly listed company (including the Corporation) or (y) to nominate, submit or otherwise recommend (including, without limitation, supporting, advocating for, or otherwise taking action to further the consideration of) such person for appointment (or, for the avoidance of doubt, as a candidate for appointment) to any officer, executive officer or director role of any publicly listed company (including the Corporation) during the past ten years, and (II) a complete and accurate description of the outcome of any situations described pursuant to the foregoing clause (I), (5) whether such person has (I) notified the Board of Directors of each publicly listed company at which such person serves as an officer, executive officer or director with respect to such person’s proposed nomination for election to the Board of Directors, and, (II) as applicable, received all necessary consents to serve on the Board of Directors if so nominated and elected or otherwise appointed (or, if any such consents have not been received, how such person intends to address such failure to receive such necessary consents), (6) whether such person’s nomination, election or appointment, as applicable, would violate or contravene a corporate governance policy, including, without limitation, a conflicts of interest or “overboarding” policy of any publicly listed company at which such person serves as an officer, executive officer or director, and, if so, a description of how such person intends to address such violation or contravention, (7) the first date of contact between any Holder and/or Stockholder Associated Person, on the one hand, and such person, on the other hand, with respect to the Corporation, (8) the amount and nature of any direct or indirect economic or financial interest, if any, of such person, or of any immediate family member of such person, in any funds or vehicles managed by, under common management with, or affiliated with any Holder or any Stockholder Associated Person, (9) a complete and accurate description of all direct and indirect compensation and other monetary or non-monetary agreements, arrangements and understandings (whether written or oral) existing presently, that existed during the past three years or were offered during the past three years (whether accepted or declined), and any other material relationships, between or among the Holders or any Stockholder Associated Person, on the one hand, and such person, and any member of the immediate family of such person, and such person’s respective Affiliates and Associates, or others acting in concert therewith, or any other person or persons, on the other hand (including the names of such persons) and all biographical, related party transaction and other information that would be required to be disclosed pursuant to the federal and state securities laws, including Rule 404 promulgated under Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”) (or any successor provision), if any Holder or any Stockholder Associated Person were the “registrant” for purposes of such rule and such person were a director or executive officer of such registrant, (10) information relevant to a determination of whether such person can be considered an independent director, (11) any other information relating to such person that would be required to be disclosed in a proxy statement or any other filings required to be made in connection with solicitation of proxies for the election of directors in a contested election or that is otherwise required pursuant to and in accordance with Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (including such person’s written consent to being named in proxy statements as a proposed nominee of the Noticing Stockholder and to serving as a director if elected), and (12) a completed and signed questionnaire, representation and agreement and any and all other information required by paragraph (a)(iii)(E) of this Bylaw 11;
(B)    As to any other business that the Noticing Stockholder proposes to bring before the meeting: (1) a brief description of the business desired to be brought before the meeting, (2) the reasons for conducting such business at the meeting, (3) any material interest of each Holder and each Stockholder Associated Person, if any, in such business, (4) the text of the proposal or business (including the specific text of any resolutions or actions proposed for consideration and if such business includes a proposal to amend the Certificate of Incorporation or these Bylaws, the specific language of the proposed amendment), and (5) a description of all agreements, arrangements and understandings between each Holder and any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business by the Noticing Stockholder;
(C)    As to the Noticing Stockholder and the beneficial owner, if any, on whose behalf the nomination is made or the other business is being proposed (collectively with the Noticing Stockholder, the “Holders” and each a “Holder”): (1) the name and address of each Holder, as the name and address appear on the Corporation’s books, and the name and address of each Stockholder Associated Person, if any, (2) as of the date of the notice (which information, for the avoidance of doubt, shall be updated and supplemented pursuant to paragraph (c)(iii) of this Bylaw 11), (I) the class or series and number of shares of capital stock of the Corporation which are, directly or indirectly, held of record or owned beneficially by each Holder and any Stockholder Associated Person (provided that, for the purposes of this Bylaw 11(a), any such person shall in all events be deemed to beneficially own any shares of stock of the Corporation as to which such person has a right to acquire beneficial ownership at any time in the future (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both)), (II) any short position, profits interest, option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the Holder and any Stockholder Associated Person may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned or held, including beneficially, by each Holder and any Stockholder Associated Person, (III) a description of any proxy, contract, arrangement, understanding, or relationship pursuant to which each Holder and any Stockholder Associated Person has any right to vote or has granted a right to vote any shares of stock or any other security of the Corporation, (IV) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving any Holder or any Stockholder Associated Person, on the one hand, and any person acting in concert therewith, on the other hand, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Holder or any Stockholder Associated Person with respect to any class or series of the shares or other securities of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares or other securities of the Corporation (any of the foregoing, a “Short Interest”), and any Short Interest held by each Holder or any Stockholder Associated Person within the last 12 months in any class or series of the shares or other securities of the Corporation, (V) any rights to dividends or payments in lieu of dividends on the shares of the Corporation owned beneficially by each Holder or any Stockholder Associated Person that are separated or separable from the underlying shares of stock or other security of the Corporation, (VI) any proportionate interest in shares of stock or other securities of the Corporation or Derivative

Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or other entity in which any Holder or any Stockholder Associated Person is a general partner or directly or indirectly beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or other entity, (VII) any performance-related fees (other than an asset-based fee) that each Holder or any Stockholder Associated Person is or may be entitled to based on any increase or decrease in the value of stock or other securities of the Corporation or Derivative Instruments, if any, including without limitation, any such interests held by members of the immediate family sharing the same household of such Holder or any Stockholder Associated Person, (VIII) any direct or indirect legal, economic or financial interest (including Short Interest) of each Holder and each Stockholder Associated Person, if any, in the outcome of any (x) vote to be taken at any annual or special meeting of stockholders of the Corporation or (y) any meeting of stockholders of any other entity with respect to any matter that is related, directly or indirectly, to any nomination or business proposed by any Holder under these Bylaws, (IX) any direct or indirect legal, economic or financial interest or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by each Holder or any Stockholder Associated Person, (X) any direct or indirect interest of each Holder or any Stockholder Associated Person in any contract with the Corporation, any Affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); and (XI) any material pending or threatened action, suit or proceeding (whether civil, criminal, investigative, administrative or otherwise) in which any Holder or any Stockholder Associated Person is, or is reasonably expected to be made, a party or material participant involving the Corporation or any of its officers, directors or employees, or any Affiliate of the Corporation, or any officer, director or employee of such Affiliate (the information required by this subclause (2) shall be referred to as the “Specified Information”), (3) a representation by the Noticing Stockholder that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting on the matter proposed, that the Noticing Stockholder will continue to be a stockholder of record of the Corporation entitled to vote at such meeting on the matter proposed through the date of such meeting and that such Noticing Stockholder intends to appear in person or by proxy at such meeting to propose such nomination or other business, (4) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by each Holder and each Stockholder Associated Person, if any, (5) any other information relating to each Holder and each Stockholder Associated Person, if any, that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (6) a representation by the Noticing Stockholder as to whether any Holder and/or any Stockholder Associated Person intends or is part of a group which intends: (I) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the proposed nominee or approve or adopt the other business being proposed and/or (II) otherwise to solicit proxies from stockholders in support of such nomination or other business, (7) a certification by the Noticing Stockholder that each Holder and any Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with its acquisition of shares of capital stock or other securities of the Corporation and/or such person’s acts or omissions as a stockholder of the Corporation, (8) the statement required by Rule 14a-19(b)(3) of the Exchange Act (or any successor provision), (9) the names and addresses of other stockholders (including beneficial owners) known by any Holder or Stockholder Associated Person to support such proposal(s) or nomination(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s), and (x) a representation by the Noticing Stockholder as to the accuracy of the information set forth in the notice. In addition, any Noticing Stockholder who submits a notice pursuant to paragraph (a)(iii) of this Bylaw 11 is required to update and supplement the information disclosed in such notice in accordance with paragraph (c)(iii) of this Bylaw 11.
(D)    Supplemental Requests. The Corporation may also, as a condition to any such nomination or business being deemed properly brought before an annual meeting of stockholders, require any Holder or any proposed nominee to deliver to the Secretary, within five Business Days of any such request, such other information as may reasonably be requested by the Corporation, including (1) such other information as may be reasonably required by the Board of Directors, in its sole discretion, to determine (I) the eligibility of such proposed nominee to serve as a director of the Corporation, and (II) whether such proposed nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly disclosed corporate governance guideline or committee charter of the Corporation and (2) such other information that the Board of Directors determines, in its sole discretion, could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.
(E)    Submission of Questionnaire, Representation and Agreement. In addition to the other requirements of this Bylaw 11(a), each person who a Noticing Stockholder proposes to nominate for election or re-election as a director of the Corporation must deliver in writing (in accordance with the time periods prescribed for delivery of notice under this Bylaw 11(a)) to the Secretary at the principal executive office of the Corporation (1) a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request of any stockholder of record identified by name within five Business Days of such written request) and (2) a written representation and agreement (in the form provided by the Secretary upon written request of any stockholder of record identified by name within five Business Days of such written request) that such person (I) is not and will not become a party to (x) any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (II) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, (III) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable rules of the exchanges upon which the securities of the Corporation are listed and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, and (IV) in such person’s individual capacity and on behalf of any Holder on whose behalf the nomination is being made, intends to serve a full term if elected as a director of the Corporation.
(b)    Special Meetings of Stockholders. The business conducted at a special meeting of stockholders shall be limited to the purposes stated in the notice of the special meeting pursuant to Bylaw 3. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any Noticing Stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the Noticing Stockholder’s notice as required by paragraphs (a)(ii) and (a)(iii) of this Bylaw 11 shall be delivered to the Secretary at the principal executive office of the Corporation in proper written form not earlier than the Close of Business on the 120th day prior to such special meeting and not later than the Close of Business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made by the Corporation of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the adjournment, recess or postponement of a special meeting (or the public announcement of an adjournment, recess or postponement thereof) commence a new time period (or extend any time period) for the giving of a Noticing Stockholder’s notice as described above.

(c)    General.

(i)    Except for directors who are appointed by the Board of Directors pursuant to these Bylaws, only such persons who are nominated in accordance and compliance with the procedures set forth in this Bylaw 11 shall be eligible for election to serve as directors at a meeting of stockholders and only such other business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw 11. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the Chairperson of the Board of Directors shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws (including whether the Noticing Stockholder or other Holder, if any, on whose behalf the nomination is made or other business is being proposed solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such Noticing Stockholder’s nominee or other business in compliance with such stockholder’s representation as required by clause (C)(6) of paragraph (a)(iii) of this Bylaw 11). If any proposed nomination or other business was not made or proposed in compliance with these Bylaws, the chair of the meeting of stockholders shall have the power and duty to declare to the meeting that any such nomination or other business was not properly brought before the meeting and in accordance with the provisions of these Bylaws, and that such nomination or other business not properly brought before the meeting shall be disregarded and/or shall not be transacted. Notwithstanding anything to the contrary in these Bylaws, if the Noticing Stockholder (or a qualified representative of the Noticing Stockholder) does not appear at the annual or special meeting, as applicable, to present a nomination or other business, such nomination shall be disregarded and such other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Bylaw 11, to be considered a “qualified representative” of the Noticing Stockholder, a person must be authorized by a document authorizing another person or persons to act for such stockholder as proxy at the meeting of stockholders and such person must produce the document or a reliable reproduction of such document at the meeting of stockholders. A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such transmission must either set forth or be submitted with information from which it can be determined that the transmission was authorized by the stockholder. If it is determined that such transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information upon which such inspectors or such persons relied.

(ii)    Exchange Act Compliance. Notwithstanding the foregoing provisions of this Bylaw 11, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Bylaw 11; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Bylaw 11. Nothing in these Bylaws shall be deemed to affect any rights (A) of the holders of any class or series of stock having a preference over the common stock of the Corporation as to dividends or upon liquidation to elect directors under specified circumstances, or (B) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or any other applicable federal or state securities law with respect to that stockholder’s request to include proposals in the Corporation’s proxy statement.

(iii)    Updates and Supplements. In addition, to be considered timely, a Noticing Stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting of stockholders and as of the date that is ten Business Days prior to the meeting of stockholders or any adjournment, recess, rescheduling or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive office of the Corporation not later than five Business Days after the record date for the meeting of stockholders in the case of the update and supplement required to be made as of the record date, and not later than eight Business Days prior to the date for the meeting of stockholders or any adjournment, recess, rescheduling or postponement thereof in the case of the update and supplement required to be made as of ten Business Days prior to the meeting of stockholders or any adjournment, recess, rescheduling or postponement thereof. In addition, if the Noticing Stockholder has delivered to the Corporation a notice relating to the nomination of directors, the Noticing Stockholder shall deliver to the Corporation not later than eight Business Days prior to the date of the meeting or any adjournment, recess, rescheduling or postponement thereof (or, if not practicable, on the first practicable date prior to the date to which the annual meeting has been adjourned or postponed) reasonable evidence that it has complied with the requirements of Rule 14a-19 of the Exchange Act (or any successor provision). For the avoidance of doubt, the obligation to update and supplement set forth in this paragraph or any other of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of the stockholders.

(d)    Certain Definitions; Interpretations. For purposes of these Bylaws,

(i)    “Affiliate” shall have the meaning attributed to such term in Rule 12b-2 under the Exchange Act;

(ii)    “Associate” shall have the meaning attributed to such term in Rule 12b-2 under the Exchange Act;

(iii)    “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Minneapolis, Minnesota are authorized or obligated by law or executive order to close;

(iv)    “Close of Business” on a particular day shall mean 5:00 p.m. local time at the principal executive office of the Corporation, and if an applicable deadline falls on the Close of Business on a day that is not a Business Day, then the applicable deadline shall be deemed to be the Close of Business on the immediately preceding Business Day;

(v)    “delivery” of any notice or materials by a stockholder as required to be “delivered” shall mean, both (A) hand delivery, overnight courier service, or by certified or registered mail, return receipt requested, in each case to the Secretary at the principal executive office of the Corporation, and (B) electronic mail to the Secretary;

(vi)    “public announcement” shall mean disclosure: (A) in a press release released by the Corporation, provided such press release is released by the Corporation following its customary procedures, as reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or a comparable news service, or is generally available on internet news sites, or (B) in a document publicly filed by the Corporation with the U.S. Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act; and

(vii)    “Stockholder Associated Person” shall mean, as to any Holder, (A) any person acting in concert with such Holder, (B) any person controlling, controlled by or under common control with such Holder or any of their respective Affiliates and Associates, or person acting in concert therewith, and (C) any member of the immediate family of such Holder or an Affiliate or Associate of such Holder.

For purposes of these Bylaws, the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.” Where a reference in these Bylaws is made to any statue or regulation, such reference shall be to (1) the statute or regulation as amended from time to time (except as context may otherwise require) and (2) any rules or regulations promulgated thereunder.
12.    Business and Conduct of Meetings. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice (except to the extent that such notice is waived or is not required as provided in the DGCL or these Bylaws). Business transacted at any annual meeting of stockholders shall be limited to the purposes stated in the proxy statement for such annual meeting or brought before the annual meeting by or at the direction of the Board of Directors.
The Chairperson, or an officer of the Corporation designated from time to time by a majority of the Board of Directors, will call meetings of stockholders to order and will act as presiding officer thereof. Unless otherwise determined by the Board of Directors prior to the meeting, the presiding officer of any meeting of stockholders will also determine the order of business and have the authority in his or her sole discretion to determine the rules of procedure and regulate the conduct of the meeting, including without limitation by: (A) the establishment of an agenda or order of business for the meeting; (B) rules and procedures for maintaining order at the meeting and the safety of those present, including regulation of the manner of voting and the conduct of discussion; (C) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine; (D) restrictions on entry to the meeting after the time fixed for the commencement thereof; (E) limitations on the time allotted to questions or comments by participants; and (F) restrictions on the use of cell phones, audio or video recording devices and similar devices at the meeting. The chairperson of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these Bylaws and, if any proposed nomination or other business is not in compliance with these Bylaws, to declare that no action shall be taken on such nomination or other proposal and such nomination or other proposal shall be disregarded. Unless and to the extent determined by the Board of Directors or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The chair of the meeting shall have the power to adjourn the meeting to another place, if any, date and time. The chair of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting.
DIRECTORS
13.    Board of Directors, Number and Term. Unless otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to any rights of the holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed from time to time by resolution adopted by the Board of Directors. No decrease in the number of directors shall shorten the term of any incumbent director.
14.    Term of Office. Subject to the rights of the holders of any series of Preferred Stock, the directors of the Corporation shall hold office until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, removal or retirement. Elections of directors need not be by written ballot.
15.    Newly Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock, any newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by the sole remaining director, and shall not be filled by stockholders. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office and until his or her successor is duly elected and qualified, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until his or her successor is duly elected and qualified, or, in each case, his or her earlier death, resignation, removal or retirement.
16.    Removal Of Directors. Subject to the rights of the holders of any series of Preferred Stock, any director may be removed from office at any time, at a meeting called for that purpose, by the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.
17.    Place of Meetings. Each meeting of the Board of Directors shall be held at the principal executive office of the Corporation or at such other place as may be designated from time to time by a majority of the members of the Board of Directors or by the Chief Executive Officer. The Board of Directors may determine that a meeting of the Board of Directors not be held at a physical place, but instead solely by means of remote communication through which the directors may participate with each other during the meeting.
18.    Regular Meetings. Regular meetings of the Board of Directors may be held immediately after the annual meeting of the stockholders and at such other time and place either within or without the State of Delaware as may from time to time be determined by the Board of Directors. Notice of regular meetings of the Board of Directors need not be given.
19.    Special Meetings. Special meetings of the Board of Directors may be called by a majority of the Board of Directors on not less than two days’ notice to each director by whom such notice is not waived of the date, time and place of the meeting, provided that when notice is mailed at least four days’ notice shall be given. The notice need not state the purpose of the meeting.
20.    Quorum. The presence of a majority of the directors currently holding office shall be necessary to constitute a quorum for the transaction of business. In the absence of a quorum, a majority of the directors present may adjourn a meeting from time to time without further notice until a quorum is present. If a quorum is present when a duly called or held meeting is convened, the directors present may continue to transact business until adjournment, even though the withdrawal of a number of directors originally present leaves less than the proportion or number otherwise required for a quorum.
21.    Previously Scheduled Meetings. If the day or date, time and place of a Board of Directors meeting have been provided herein or announced at a previous meeting of the Board of the Directors, no notice is required. Notice of an adjourned meeting need not be given other than by announcement at the meeting at which adjournment is taken of the date, time and place at which the meeting will be reconvened.
22.    Acts of the Board of Directors. Except as otherwise required by law or specified in the Certificate of Incorporation, the Board of Directors shall take action by the affirmative vote of a majority of the directors present at a duly held meeting.
23.    Participation by Remote Communications. A director may participate in a Board of Directors meeting by conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting.
24.    Absent Directors. A director may give advance written consent or opposition to a proposal to be acted on at a Board of Directors meeting. If the director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the director has consented or objected.
25.    Action without a Meeting. An action required or permitted to be taken at a Board of Directors meeting may be taken without a meeting by written action signed, or consented to by authenticated electronic communications, by all of the directors currently holding office. The written action is effective when signed, or consented to by authenticated electronic communication, by all of the directors currently holding office, unless a different effective time is provided in the written action.
26.    Committees.
(a)    A resolution approved by the affirmative vote of a majority of the Board of Directors may establish committees having the authority of the Board of Directors in the management of the business of the Corporation only to the extent provided in the resolution. Committees shall be subject at all times to the direction and control of the

Board of Directors, except for special litigation committees established under Bylaw 24(e).
(b)    A committee shall consist of one or more directors appointed by affirmative vote of a majority of the directors present at a duly held Board of Directors meeting.

(c)    Bylaw 17 and Bylaws 19 to 25 shall apply to committees and members of committees to the same extent as those bylaws apply to the Board of Directors and directors.

(d)    Minutes, if any, of committee meetings shall be made available upon request to members of the committee and to any director. Unless otherwise provided in the Certificate of Incorporation or the resolution of the Board of Directors establishing the committee, a committee may create one or more subcommittees, each consisting of one or more members of the committee and may delegate to a subcommittee any or all of the authority of the committee. In these Bylaws, unless the language or context clearly indicates that a different meaning is intended, any reference to a committee is deemed to include a subcommittee and any reference to a committee member is deemed to include a subcommittee member.

(e)    The Board of Directors may establish a Special Litigation Committee composed of one or more independent directors to consider legal rights or remedies of the Corporation and whether those rights and remedies should be pursued.

27.    Compensation. The Board of Directors may establish the compensation of directors, including without limitation compensation for membership on the Board of Directors and on committees of the Board of Directors, attendance at meetings of the Board of Directors or committees of the Board of Directors, and for other services provided to the Corporation or at the request of the Board of Directors.
28.    Chairperson of the Board of Directors. The Board of Directors, in its discretion, may choose a Chairperson of the Board of Directors (who shall be a director but need not be elected as an officer). The Chairperson shall preside at meetings of the Board of Directors and of the stockholders of the Corporation; provided, however, that, unless prohibited by a resolution approved by the affirmative vote of a majority of the directors present, the Chairperson may, without the approval of the Board of Directors, delegate such authority to preside at meetings of the Board of Directors and the stockholders of the Corporation to any other person. The Chairperson shall perform such other duties and may exercise such other powers as may from time to time be assigned by these Bylaws or by the Board of Directors.
OFFICERS
29.    Number and Designation. The Corporation shall have one or more natural persons exercising the functions of the offices of Chief Executive Officer and Chief Financial Officer. The Board of Directors may elect or appoint such other officers as it deems necessary for the operation and management of the Corporation, with such powers, rights, duties and responsibilities as may be determined by the Board of Directors, including, without limitation, a President, one or more Vice Presidents, a Secretary and a Treasurer, each of whom shall have the powers, rights, duties and responsibilities set forth in these Bylaws unless otherwise determined by the Board of Directors. The Chief Executive Officer may also appoint such other officers, other than the Chief Financial Officer, as he or she deems necessary for the operation and management of the Corporation. Any of the offices or functions of those offices may be held by the same person. Any of the offices may be left vacant from time to time as the Board of Directors may determine. In the case of the absence or disability of any officer of the

Corporation or for any other reason deemed sufficient by a majority of the Board of Directors, the Board of Directors may delegate the absent or disabled officer’s powers or duties to any other officer or to any director.
30.    Chief Executive Officer. Unless provided otherwise by a resolution adopted by the Board of Directors, the Chief Executive Officer (a) shall have general active management of the business of the Corporation; (b) shall see that all orders and resolutions of the Board of Directors are carried into effect; (c) may maintain records of and certify proceedings of the Board of Directors and stockholders; and (d) shall perform such other duties as may from time to time be assigned by the Board of Directors.
31.    Chief Financial Officer. Unless provided otherwise by a resolution adopted by the Board of Directors, the Chief Financial Officer (a) shall keep accurate financial records for the Corporation; (b) shall deposit all monies, drafts and checks in the name of and to the credit of the Corporation in such banks and depositories as the Board of Directors shall designate from time to time; (c) shall endorse for deposit all notes, checks and drafts received by the Corporation as ordered by the Board of Directors, making proper vouchers therefor; (d) shall disburse corporate funds and issue checks and drafts in the name of the Corporation, as ordered by the Board; (e) shall render to the Chief Executive Officer and the Board of Directors, whenever requested, an account of all of such officer’s transactions as Chief Financial Officer and of the financial condition of the Corporation; and (f) shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer from time to time.
32.    President. Unless otherwise determined by the Board of Directors, the President shall be the Chief Executive Officer of the Corporation. If an officer other than the President is designated Chief Executive Officer, the President shall perform such duties as may from time to time be assigned by the Board of Directors or the Chief Executive Officer.
33.    Vice Presidents. Each Vice President shall perform such duties as may from time to time be assigned by the Board of Directors or the Chief Executive Officer. Any one or more Vice Presidents may be designated by the Board of Directors or the Chief Executive Officer as Executive Vice Presidents or Senior Vice Presidents.
34.    Secretary. The Secretary, unless otherwise determined by the Board of Directors, shall attend all meetings of the stockholders and all meetings of the Board of Directors, shall record or cause to be recorded all proceedings thereof in a book to be kept for that purpose and may certify such proceedings. Except as otherwise required or permitted by law or by these Bylaws, the Secretary shall give or cause to be given notice of all meetings of the stockholders and all meetings of the Board of Directors.
35.    Treasurer. Unless otherwise determined by the Board of Directors, the Treasurer shall be the Chief Financial Officer of the Corporation. If an officer other than the Treasurer is designated Chief Financial Officer, the Treasurer shall perform such duties as may from time to time be assigned by the Board of Directors, the Chief Executive Officer, or the Chief Financial Officer.
36.    Authority and Duties. In addition to the foregoing authority and duties, all officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board of Directors. Unless prohibited by a resolution approved by the affirmative vote of a majority of the directors present, an officer elected or appointed by the Board of Directors may, without the approval of the Board of Directors, delegate some or all of the duties and powers of an office to other persons.

37.    Term.

(a)    All officers of the Corporation shall hold office until their respective successors are chosen and have qualified or until their earlier death, resignation, or removal.

(b)    An officer may resign at any time by giving written notice to the Corporation. The resignation is effective without acceptance when the notice is given to the Corporation, unless a later effective date is specified in the notice.

(c)    An officer may be removed at any time, with or without cause, by a resolution approved by the affirmative vote of a majority of the directors present at a duly held Board of Directors meeting. An officer, other than the Chief Financial Officer, may also be removed at any time, with or without cause, by the Chief Executive Officer.

(d)    A vacancy in an office, other than Chief Executive Officer or Chief Financial Officer, because of death, resignation, removal, disqualification, or other cause may be filled for the unexpired portion of the term by the Board of Directors or by the Chief Executive Officer, except that any such vacancy in the office of Chief Executive Officer or Chief Financial Officer shall be so filled solely by the Board of Directors.

38.    Salaries. The salaries of all officers of the Corporation shall be fixed by the Board of Directors or by the Chief Executive Officer if authorized by the Board of Directors.
39.    Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President or any other officer authorized to do so by the Board of Directors and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any company in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.
STOCK
40.    Certificates.
(a)    The Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Each certificate of stock of the Corporation shall bear the corporate seal, if any and shall be signed by the Chief Executive Officer, or the President or any Vice President and the Chief Financial Officer, or the Secretary or any Assistant Secretary, but when a certificate is signed by a transfer agent or a registrar, the signature of any such officer and the corporate seal upon such certificate may be facsimiles, engraved or printed. If a person signs or has a facsimile signature placed upon a certificate while an officer, transfer agent or registrar of the Corporation, the certificate may be issued by the Corporation, even if the person has ceased to serve in that capacity before the certificate is issued, with the same effect as if the person had that capacity at the date of its issue.

(b)    A certificate representing shares issued by the Corporation shall, if the Corporation is authorized to issue stock of more than one class or series, set forth upon the face or back of the certificate, or shall state that the Corporation will furnish to any stockholder upon request and without charge, a full statement of the designations, preferences, limitations and relative rights of the stock of each class or series authorized to be issued, so far as they have been determined and the authority of the Board of Directors to determine the relative rights and preferences of subsequent classes or series.

41.    Declaration of Dividends and other Distributions. The Board of Directors shall have the authority to declare dividends and other distributions upon the shares of the Corporation to the extent permitted by law.
42.    Transfer. Shares of the Corporation may be transferred only on the books of the Corporation by the holder thereof, in person or by such person’s attorney. In the case of certificated shares, shares shall be transferred only upon surrender and cancellation of certificates for a like number of shares. The Board of Directors, however, may appoint one or more transfer agents and registrars to maintain the share records of the Corporation and to effect transfers of shares.
43.    Record Date. The Board of Directors may fix a time, not exceeding 60 days preceding the date fixed for the payment of any dividend or other distribution, as a record date for the determination of the stockholders entitled to receive payment of such dividend or other distribution and in such case only stockholders of record on the date so fixed shall be entitled to receive payment of such dividend or other distribution, notwithstanding any transfer of any shares on the books of the Corporation after any record date so fixed.
44.    Lost, Stolen or Destroyed Certificates. The Chief Executive Officer or Secretary may direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact, satisfactory to the Chief Executive Officer or Secretary, by the person claiming the certificate of stock to be lost, stolen or destroyed. As a condition precedent to the issuance of a new certificate or certificates, the Chief Executive Officer or Secretary may require the owners of such lost, stolen or destroyed certificate or certificates to give the Corporation a bond in such sum and with such surety or sureties as the Chief Executive Officer or Secretary may direct as indemnity against any claims that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of the new certificate or uncertificated shares.
GENERAL
45.    Execution of Instruments.
(a)    All deeds, mortgages, bonds, checks, contracts and other instruments pertaining to the business and affairs of the Corporation shall be signed on behalf of the Corporation by the Chief Executive Officer, or the President, or any Vice President, or by such other person or persons as may be designated from time to time by the Board of Directors.

(b)    If a document must be executed by persons holding different offices or functions and one person holds such offices or exercises such functions, that person may execute the document in more than one capacity if the document indicates each such capacity.

46.    Advances. The Corporation may, without a vote of the directors, advance money to its directors, officers or employees to cover expenses that can reasonably be anticipated to be incurred by them in the performance of their duties and for which they would be entitled to reimbursement in the absence of an advance.
47.    Corporate Seal. The seal of the Corporation, if any, shall be a circular embossed seal having inscribed thereon the name of the Corporation and the following words:
“Corporate Seal Delaware.”
48.    Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.
49.    Amendments. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, alter, amend or repeal these Bylaws without any action on the part of the stockholders. Any adoption, alteration, amendment or repeal of these Bylaws by the Board of Directors shall require the approval of a majority of the Board of Directors then in office, provided a quorum is otherwise present. Any Bylaws adopted or amended by the Board of Directors, and any powers conferred thereby, may be amended, altered or repealed by the stockholders.
50.    Reliance upon Books, Reports and Records. Each director, each member of a committee designated by the Board of Directors, and each officer of the Corporation will, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports, or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person or entity as to matters the director, committee member, or officer believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
51.    Notices.
(a)    Except as otherwise provided by law, these Bylaws, or the Certificate of Incorporation, whenever by law or under the provisions of the Certificate of Incorporation or these Bylaws notice is required to be given to any director or stockholder, it will not be construed to require personal notice, but such notice may be given in writing, by mail or courier service or, to the extent permitted by the DGCL, by electronic transmission, addressed to such director or stockholder. Any notice sent to stockholders by mail or courier service shall be sent to the address of such stockholder as it appears on the records of the Corporation, with postage thereon prepaid, and such notice will be deemed to be given at the time when the same is deposited in the United States mail or with the courier service. Notices sent by electronic transmission shall be deemed effective as set forth in Section 232 of the DGCL. For purposes of this Bylaw 51, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

(b)    Notices to directors may be given by mail or courier service, telephone, electronic transmission or as otherwise may be permitted by these Bylaws.

(c)    Whenever any notice is required to be given by law or under the provisions of Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person entitled to such notice, or a waiver by electronic transmission by the person entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance of a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

52.    Certain Defined Terms. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Certificate of Incorporation.